Exhibit 5.1
[PPL CORPORATION LETTERHEAD APPEARS HERE]
July 20, 2011
PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101
Ladies and Gentlemen:
     I am Senior Counsel of PPL Services Corporation, a wholly owned subsidiary of PPL Corporation, a corporation organized under the laws of the Commonwealth of Pennsylvania (the “Company”), and, as such, am familiar with the affairs of the Company.
     With respect to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in connection with the registration by the Company of 250,000 shares of its Common Stock (the “Shares”), par value $0.01 per share, which have been or may be distributed to participants in the Company’s Directors Deferred Compensation Plan (the “Plan”), I wish to advise you as follows:
     I am of the opinion that the Company is a corporation validly organized and existing under the laws of the Commonwealth of Pennsylvania and is duly qualified to carry on the business which it is now conducting in that Commonwealth.
     I am further of the opinion that all necessary corporate action has been taken to authorize and approve the issuance of the Shares, and all such Shares, upon issuance in accordance with the Plan, will be validly issued, fully paid and nonassessable.
     I hereby consent to the use of this opinion as an exhibit to said Registration Statement. I also hereby give my consent to the use of my name in the opinion of Simpson Thacher & Bartlett LLP, filed as Exhibit 5.2 to said Registration Statement.

Very truly yours,
/s/ Frederick C. Paine
Frederick C. Paine